Exhibit 10.4

[MatrixOne LOGO]

October 21, 2003

Mike Segal

21 Bobby Jones Drive

Andover, MA 01810

Dear Mike:

We greatly appreciate your ongoing contribution to the success of MatrixOne, Inc. (the “Company”). While all positions with the Company are deemed employee at-will, we are very pleased to modify your existing employment arrangement as set forth in the offer letter from the Company to you dated May 3, 1984 (the “Offer Letter”), as provided below.

In the event that your employment with the Company is terminated by you for Good Reason or by the Company or its successor without Cause at any time within 12 months after (x) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (z) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors (an “Acquisition”), then the Company or the acquiring corporation, as the case may be, subject to your executing a comprehensive release agreement in a form and scope acceptable to the Company, shall be obligated to pay you as follows: (i) 12 months’ salary at your then current base rate in 26 equal bi-weekly payments; (ii) the greater of (a) your then current annual target bonus or incentive payment or (b) the most recent annual bonus or incentive payment earned by you or paid to you by the Company; (iii) if you are eligible for, and choose to elect health insurance continuation in accordance with COBRA, the Company will pay your premium payments under COBRA for a period of 12 months or, if earlier, until you commence employment with a new employer; and (iv) payment, for a period of 12 months after your termination of employment, of the premiums for life insurance, supplemental life insurance and long-term disability insurance for your benefit, under policies to be determined by the Company as permitted by the applicable plans under which you were covered as of your termination date (the payments and benefits described in clauses (i), (ii), (iii) and (iv) above are collectively referred to herein as the “Termination Payments”). The Termination Payments shall be subject to all applicable federal, state and local withholding, payroll and other taxes, subject to the terms herein. For the sake of clarity, if you are eligible to receive the Termination Payments set forth herein, you will not be eligible to receive any severance payments or benefits to the extent any are set forth in the Offer Letter. Any obligation of the Company to provide Termination Payments is expressly conditioned upon your continued full performance of the obligations under the terms of the Non-Compete Agreement.

For purposes of the Letter Agreement (as defined below), “Cause” shall mean any one or more of the following: (i) your failure or refusal to render services to the Company in accordance with your obligations or a determination by the Board of the Directors of the Company that you have inadequately performed your employment duties; (ii) your disloyalty, gross negligence, dishonesty or breach of fiduciary duty; (iii) your commission of an act of fraud, theft, misappropriation, embezzlement or deliberate disregard of the rules or policies of the Company or the rules of the Securities and Exchange Commission or your commission of any other action which injures the Company; (iv) any act of moral turpitude by you which materially adversely affects your ability to perform your duties and represent the Company; (v) your commission of a felony or other crime involving moral turpitude, or pleading nolo contendere to, or being convicted of, any crime or other violation of law; or (vi) your breach of the terms of the Employee Secrecy, Invention and Non-Compete Agreement that you signed with the Company (the “Non-Compete Agreement”) or of any obligations under any other agreement entered into between you and the Company.

For purposes of the Letter Agreement, “Good Reason” shall mean your termination of employment as a result of (i) a material breach of the Letter Agreement by the Company; (ii) a material reduction in your responsibility or authority for the operations of the Company as it exists on the date of this letter; or (iii) the failure of the Company to pay your salary or bonus, if any, in the time and manner contemplated by the Letter Agreement; provided, however, that an event described in this sentence shall not constitute Good Reason unless it is communicated by you to the Company in writing within 30 days of the event. Any references to the “Company” in this or the preceding paragraph shall include any surviving or successor entity following an Acquisition.

If, in connection with an Acquisition, (a) the Termination Payments, or (b) any payment or benefit received or to be received by you pursuant to any other plan, arrangement or agreement (such payments or benefits together with the Termination Payments, the “Total Payments”) would constitute (in whole or in part) an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount of the Termination Payments shall be reduced, before any other reduction of the Total Payments, if any, until the “aggregate present value” (as that term is defined in section 280G(d)(4) of the Code) of the Total Payments is such that no part of the Total Payments constitutes an “excess parachute payment” within the meaning of Section 280G(b) of the Code; provided, however, that if the “aggregate present value” of the Total Payments would exceed the Total Payments as so reduced plus the tax that, but for this sentence, would be imposed on you under Section 4999 of the Code in connection with the Acquisition, then the Termination Payments shall not be reduced. For purposes of the preceding sentence, the “aggregate present value” of the Total Payments shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this paragraph shall be made by the Company.

Except as modified by this letter, the Offer Letter remains in full force and effect in accordance with its terms. The Offer Letter, together with this letter, the Non-Compete Agreement and any written agreements between you and the Company concerning stock or stock options collectively are referred to herein as the “Letter Agreement.” The Letter Agreement sets forth the sole understanding between you and the Company with respect to the subject matter hereof and thereof, and supersedes any prior negotiations, understandings or agreements, written or oral, by or between you and the Company regarding such subject matter.

If you agree to this letter, please sign the original copy of this letter and return it to the Company’s Human Resources department, attention Jane Seitz, or, if you wish, fax it to the confidential HR fax at (978) 589-5703. Please do not hesitate to contact me at (978) 589-4229 if you have any questions regarding this letter.

Sincerely,

/s/ Jane Seitz

Jane Seitz
Senior Vice President, Human Resources

Offer accepted by:

/s/ Mike Segal

Mike Segal Date: 11/06/03